Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement Nos. 333-134867, 333-137961 and 333-130193, in Registration Statement Nos. 333-121350, 333-115765, and 333-157760 on Form S-3; in Registration Statement No. 333-132340 on Form S-4, and in Post-Effective Amendment No.1 to Registration Statement Nos. 333-87633 and 333-84344 of Ferrellgas Partners, L.P. and subsidiaries on Form S-8 of our report dated November 6, 2009, relating to the consolidated financial statements of Ferrellgas, Inc. and subsidiaries, appearing in this Current Report on Form 8-K of Ferrellgas Partners, L.P. and subsidiaries for the year ended July 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri

December 10, 2009